Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the __ day of June, 2005, by and between MAVERICK TUBE, L.P., a Delaware limited partnership (“Seller”), MAVERICK TUBE CORORATION, a Delaware corporation and parent company of Seller (“Maverick”), Atlas Tube (USA) Inc., a Delawarecorporation (“Buyer”) and ATLAS TUBE INC., an Ontario corporation and parent company of Buyer (“Atlas”).

W • I • T • N • E • S • S • E • T • H:

WHEREAS, Buyer and Atlas have agreed to purchase certain assets of the structural steel tubing business of Seller consisting of its hollow structural section (“HSS”) business located in Hickman, Arkansas and Calgary, Alberta, Canada (the “Business”);

WHEREAS, in connection with the acquisition of the Business, Seller has agreed to convert steel supplied by Atlas, into structural steel tubing on and subject to the terms and conditions set forth in the Conversion Agreement (as defined herein);

WHEREAS, Buyer, Atlas, Maverick and Seller have reached an agreement pursuant to which Buyer and Atlas shall purchase from Seller the Purchased Assets (as defined herein) and Buyer shall assume the Assumed Liabilities (as defined herein) in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Maverick desires to guarantee the obligations of Seller subject to the terms and conditions set forth in the Guaranty (as defined herein).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES HEREBY AGREE AS FOLLOWS:

I.

PURCHASE AND SALE

1.01     Purchased Assets.  Subject to the terms and conditions set forth below, Buyer and Atlas hereby purchase from Seller, and Seller hereby sells, transfers, assigns and conveys unto Buyer and Atlas, the Business and all of Seller’s right, title and interest in and to the following assets, wherever located (collectively, the “Purchased Assets”):

(a)                sales contracts and purchase orders of the Business as of the Closing Date (as defined herein) whose revenue has not been recognized by Seller in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis with historical practices of Seller, excluding the Pennsylvania Cold Drawn (“PCD”) contract  (the “Customer Contracts”) as are set forth on Schedule 1.01;

(b)                all HSS work in process, inventory and finished products of the Business;

(c)                all slit coil and master coil in North America dedicated andassigned to the Business; and

(d)                copies of all books and records related to the Business including, books and records pertaining to customers and recipients of products and services of the Business, customer and supplier lists, mailing lists, sales records, all historical customer and financial information, all applicable personnel records (for any employees of the Business employed by the Buyer), the order book, andsales and purchase records).

Seller shall transfer the Purchased Assets free and clear of any and all liabilities, liens, pledges,  security interest or other restrictions, encumbrances and obligations of every kind and nature, except those specifically assumed by Buyer pursuant to Section 2.03 below.

1.02     Excluded Assets.   Except for the Purchased Assets specifically identified in Section 1.01 above, neither Buyer nor Atlas will purchase from Seller any other assets of Seller, whether or not used in the conduct of the Business, including but not limited to (a) cash and cash equivalents and securities; (b) accounts receivable arising prior to the date hereof, (c) trademarks, service marks, trade names, logos and patents relating to or used in the Business and all applications and registrations pertaining thereto; (d) corporate minute books, limited partnership record books, stockholder records and unitholder records; (e) any contracts and agreements to which Seller is a party other than the Customer Contracts; (f) deposits and prepaid expenses, including without limitation utility deposits, insurance and workers’ compensation deposits, and prepaid insurance premiums; (g) any real property owned or leased by Seller; (h) plant and equipment; (i) intangibles and (j) personal property, other than personal property forming part of the Purchased Assets.

II.

PURCHASE PRICE AND ASSUMED LIABILITIES

2.01     Purchase Price.

(a)        The consideration to be provided by Buyer and Atlas to Seller for the Purchased Assets (the “Purchase Price”) is as follows:

            (i)         the assumption by Buyer of the Assumed Liabilities (as defined herein);

            (ii)        the payment by Buyer and Atlas of the amount that is equal to Nineteen Million Seven Hundred Thousand dollars (US$19,700,000); plus

            (iiii)       the “Estimated Book Value” (as defined below) of the Purchased Assets listed in Section 1.01(b) through (c).  Such inventory purchased shall not be greater in amount than the March 31, 2005 level, to the extent such inventory is greater than the March 31, 2005 level, in terms of tons, then Buyer, at its sole discretion, may purchase such additional amounts of inventory. Estimated Book Value shall be determined from the books and records of the Seller as of June 30, 2005 in accordance with GAAP applied on a consistent basis with historical practices of Seller.

(b)        At Closing, Buyer and Atlas shall pay to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller, an amount (the “Closing Payment”) equal to the Purchase Price.

2.02     Post-Closing Adjustment.

(a)        Within thirty (30) days after the Closing Date, in order to determine the Final Purchase Price (as defined below), Seller, at its sole cost and expense shall prepare and deliver to Buyer and Atlas, Seller’s calculation of the final “Book Value” (as defined below) of the Purchased Assets as of the Closing Date prepared in accordance with GAAP applied on a consistent basis with historical practices of Seller (“Closing Statement”).  Buyer shall have a period of twenty (20) days upon receipt of the Seller’s calculation of the final “Book Value” to send notice to Seller disputing such determination of the final “Book Value” by Seller and, in the event the parties shall not resolve such dispute within ten (10) days of such notice being sent by Buyer, such dispute shall be resolved by the parties in accordance with the arbitration provisions set out in Section 16.01 of this Agreement.

(b)        If the Purchase Price, as finally determined by application of the appropriate adjustments pursuant Section 2.02 (the “Final Purchase Price”), is less than the Closing Payment, an amount equal to such shortfall shall be paid by Seller to Buyer in immediately available funds within five (5) business days of the determination of the Final Purchase Price.  If the Final Purchase Price exceeds the Closing Payment, then Buyer shall pay an amount equal to such excess to Seller in immediately available funds within five (5) business days of the determination of the Final Purchase Price.

2.03     Assumption of Obligations.  Buyer assumes, and Buyer shall hereafter pay, perform and discharge when due all of the Seller’s obligations arising under the Customer Contracts on or after the Closing Date (“Assumed Liabilities”). Except for Buyer’s express assumption of the Assumed Liabilities, Buyer will not assume any obligation or liability of Seller of any kind or nature (collectively, the “Excluded Liabilities”) in its purchase of the Business and the Purchased Assets, including but not limited to (a) all of Seller’s obligations with respect to express warranties or warranties implied under the Uniform Commercial Code, similar statutesor in tort relating to the Purchased Assets; and (b) all liabilities of the Seller arising prior to the Closing Date relating to or arising out of the Purchased Assets and the Business.

2.04     Purchase Price Allocation.  The Purchase Price for the Purchased Assets shall be allocated as set forth on Schedule 2.04.

III.

CLOSING

3.01     Closing.  The closing (“Closing”) of the sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be deemed to take place on June 30, 2005 or such earlier date on which the parties may agree (“Closing Date”). The Closing may be effectuated by the exchange of documents using facsimile, overnight courier, or other mutually satisfactory document delivery service.  All rights of ownership and risk of loss of the Purchased Assets shall be deemed to have been transferred by Seller to Buyer effective at the close of business on the Closing Date.

3.02     Deliveries by Seller.  At the Closing, Seller will deliver:

(a)                appropriate and properly executed instruments of transfer and assignment of the Purchased Assets (including, without limitation, a bill of sale and an assignment and assumption agreement for the Customer Contracts);

(b)                a certified copy of all constating documents, including the limited partnership agreement, of the Seller, the general partner resolution(s) of Seller authorizing the execution, delivery and performance of this Agreement and all other related agreements by Seller, or a statement of authority signed by the secretary of Seller certifying that such actions are within the authority of the signing officers, and an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller in connection with the subject transaction; and

(c)                the processing agreement between Buyer, Seller and Comerica Bank, as agent, dated the date hereof (the “Processing Agreement”) duly executed by Seller.

(d)                a conversion agreement between Seller and Buyer dated the date hereof, in substantially the same form as Exhibit A attached hereto (the “Conversion Agreement”), duly executed by Seller.

3.03     Deliveries by Buyer.  (1) At the Closing, Buyer will deliver:

(a)                any and all documents identified in Section 3.02, if and to the extent appropriate that Buyer execute the same in order to effect the transaction contemplated thereby; and

(b)               a certified copy of the constating documents of the Buyer, corporate resolution(s) of Buyer authorizing the execution, delivery and performance of this Agreement and all other related agreements by Buyer and an incumbency certificate with respect to officers of Buyer executing documents or instruments on behalf of Buyer in connection with the subject transaction.

(2)    As soon as practicable, and in any event within thirty (30) days of the Closing, Buyer will deliver to Seller the appropriate sales tax exemption certificate in respect of the transactions contemplated hereunder.

3.04          Deliveries by Maverick.  At the Closing, Maverick will deliver:

(a)                a noncompetition agreement between Maverick and Atlas dated the date hereof, in substantially the same form as Exhibit B attached hereto (the “Noncompetition Agreement”), duly executed by Maverick;

(b)                a certified copy of the constating documents of Maverick, corporate resolution(s) of Maverick authorizing the execution, delivery and performance of this Agreement and all other related agreements by Maverick and an incumbency certificate with respect to officers of Maverick executing documents or instruments on behalf of Maverick in connection with the subject transaction; and

(c)                a guaranty agreement between Maverick and Atlas dated the date hereof, in substantially the same form as Exhibit C attached hereto (the “Guaranty”), duly executed by Maverick.

3.05          Deliveries by Atlas.  At the Closing, Atlas will deliver:

(a)                the Noncompetition Agreement, the Conversion Agreement and Guaranty, duly executed by Atlas; and

(b)                a certified copy of the constating documents of Atlas, corporate resolution(s) of Atlas authorizing the execution, delivery and performance of this Agreement and all other related agreements by Atlas and an incumbency certificate with respect to officers of Atlas executing documents or instruments on behalf of Atlas in connection with the subject transaction.

3.06     Delivery by Atlas and Buyer.  At Closing, Atlas and Buyer will deliver to Seller the Closing Payment.

IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer and Atlas to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer and Atlas as follows (and acknowledges that Buyer and Atlas are relying upon such representations and warranties in entering into this Agreement):

4.01     Limited Partnership Matters.  Seller (a) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all necessary limited partnership powers to own the Purchased Assets, to carry on the Business as now conducted and to perform its obligations under this Agreement.

4.02     Authorization of Transaction.  All required limited partnership action has been taken by Seller to authorize its execution of this Agreement and the consummation of the transaction contemplated herein.

4.03     Enforceability, Authority and Effect of Agreement.

(a)        This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.  Upon the execution and delivery by Seller of each other agreement to be executed or delivered by Seller at the Closing, including but not limited to, the Conversion Agreement, the Processing Agreement and the Noncompetition Agreement (collectively, the “Seller’s Closing Documents”), each Seller’s Closing Document will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each of Seller’s Closing Documents and to perform its obligations under this Agreement and each of Seller’s Closing Documents, and such actions have been duly authorized by all necessary action by Seller.

(b)        Except as set forth in Schedule 4.03, neither the execution and delivery of this Agreement and the Seller’s Closing Documents by Seller nor the consummation or performance by Seller of any of the transactions contemplated thereby will, directly or indirectly give any person or entity the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement and the Seller’s Closing Documents, pursuant to:

(i)         any provision of any of Seller’s Certificate of Limited Partnershipor Seller’s limited partnership agreement;

(ii)        any legal requirement or any order, judgment or decree of any governmental body (an “Order”) to which Seller, the Business or any of the Purchased Assets, may be subject; or

(iii)       any contract or agreement to which Seller is a party or by which Seller, the Business or the Purchased Assets may be bound or subject.

(c)        Except as set forth in Schedule 4.03, and subject to approval of this Agreement and the Seller’s Closing Documents and thetransactions contemplated therein by Seller’s general partner, neither the execution and delivery of this Agreement and the Seller’s Closing Documents nor the consummation or performance of any of the transactions contemplated by this Agreement and the Seller’s Closing Documents will, directly or indirectly, with or without notice or lapse of time:

(i)         contravene, conflict with or result in a material violation or material breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any consent, approval, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement (as defined in Section 4.05) (a “Governmental Authorization”) that is held by Seller in connection with or that otherwise relates to the Purchased Assets or to the Business, which revocation, withdrawal, suspension, cancellation, termination or modification would have a material adverse effect on the Purchased Assets or to the Business;

(ii)        result in the imposition or creation of any liens, security interests or encumbrances upon or with respect to any of the Purchased Assets; or

(ii)        materially breach any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Customer Contract.

(d)        Except as set forth in Schedule 4.03, and subject to approval of this Agreement and the Seller’s Closing Documents and thetransactions contemplated therein by Seller’s general partner, Seller is not required to give any notice to or obtain any consent, approval or other authorization from any person or entity in connection with the execution and delivery of this Agreement and the Seller’s Closing Documents or the consummation or performance of any of the transactions contemplated by this Agreement and the Seller’s Closing Documents (“Transaction Consents”).

4.04     No Litigation.  Except as set forth on Schedule 4.04, there are no suits, proceedings, governmental actions, judgments or executions of any kind or nature (each, a “Proceeding”) pending or, to Seller’s knowledge, threatened against Seller relating the Business or the Purchased Assets.

4.05     Compliance with Law; Governmental Authorizations.  As of the date of this Agreement:

(a)        the Business has been conducted and the Purchased Assets have been owned and used in all material respects, (i) in accordance with all applicable laws, regulations and ordinances of the United States and Canada and the states, provinces, cities and counties in which the Business has been conducted and the Purchased Assets have been used (“Legal Requirements”); and (ii) in compliance with all Governmental Authorizations or consents that have been granted by any governmental and regulatory offices and bodies with respect thereto;

(b)        to Seller’s knowledge no investigation or review by any governmental or regulatory offices and bodies with respect to the Business or the Purchased Assets is pending or, to Seller’s knowledge, threatened, nor has any governmental and regulatory office or body to Seller’s knowledge, indicated an intention to conduct the same; and

(c)        Seller has all Governmental Authorizations from all governmental and regulatory offices and bodies necessary for material compliance with all Legal Requirements to carry on the Business as it is currently being conducted, to own the Purchased Assets and to perform all of its obligations under the Customer Contracts and no proceeding is pending nor, to Seller’s knowledge, threatened to modify, suspend, revoke or otherwise limit any of such Governmental Authorizations and no administrative or governmental actions have been taken or, to Seller’s knowledge, threatened in connection with the termination, expiration or renewal of such Governmental Authorizations.

4.06     Good Title to Purchased Assets.  Seller is the sole owner of the Purchased Assets and, except for the other encumbrances described in Schedule4.06, has good and marketable title to the Purchased Assets, free and clear of all liens, pledges, security interests, claims, charges, liabilities, restrictionsor encumbrances of every kind and nature, and upon Closing, conveys to Buyer good and marketable title to the applicable Purchased Assets free and clear of all liens, pledges, security interests, claims, charges, or encumbrances.

4.07     Customer Contracts.  Schedule 1.01 is an accurate list of all Customer Contracts as of the date hereof, including sizes, gauge, length, steel strength and price for each Customer Contract.  All Customer Contracts have been entered into in the ordinary course of business, are in full force and effect, are enforceable in accordance with their terms.  Except as specifically set forth on Schedule 4.07 (“Customer Contract Consents”), the Customer Contracts are assignable to Buyer without the consent or approval of the customer or any third party.  Seller is not in material default with respect to any Customer Contract and has not received from any customer under a Customer Contract any written or verbal notice of default or termination thereunder.

4.08     Employee Matters.  Schedule 4.08 contains a complete and accurate list of all inside sales representatives of Seller who are employed exclusively in connection with the Business (the “Business Employees”) and, for each, term of service, compensation and benefits as of the date hereof.    Schedule 4.08also sets forth all written agreements or understandings between Seller and any labor organization representing all or a portion of Business Employees and other labor agreements and all multi-employer plans covering or relating to the Business Employees.

4.09     No Broker’s Fee.  Seller has not incurred any obligation or entered into any agreement for any investment banking, brokerage fee or finder’s fee or commission with respect to the transactions contemplated herein.

4.10     Knowledge.  As used in this Article IV, the term “knowledge” or “to Seller’s knowledge” shall mean the actual knowledge of the Seller’s, partners, officers and management personnel, after due and diligent inquiry.

4.11     Books and Records.  The books of account and other financial records of Seller with respect to the Business, which have been made available to Buyer, to Seller’s knowledge are complete and correct in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

4.12     Quality of Purchase Assets.  The HSS work in progress, inventory and finished products of the Business as well as all slit and master coil forming part of the Purchased Assets shall be in good, marketable and saleable condition, in all material respects, free of all material defects and is in compliance with (or is capable of being converted into steel tubing by the Seller in accordance with) the specifications set out in the Conversion Agreement.

V.

REPRESENTATIONS AND WARRANTIES OF MAVERICK

In order to induce Buyer and Atlas to enter into this Agreement and to consummate the transactions contemplated hereby, Maverick represents and warrants as follows (and acknowledges that the Buyer and Atlas are relying upon such representations and warranties in entering into this Agreement):

5.01     Corporate Matters.  Maverick (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware and (b) has all necessary corporate powers to perform its obligations under this Agreement.

5.02     Authorization of Transaction.  All required corporate action has been taken by Maverick to authorize the execution of this Agreement and the consummation of the transaction contemplated herein.

5.03     Effect of Agreement.  This Agreement constitutes a legal, valid and binding obligation of Maverick enforceable in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.  Upon the execution and delivery by Maverick of this Agreement and each other agreement to be executed or delivered by Maverick at the Closing, including the Guaranty and the Noncompetition Agreement (collectively, the “Maverick’s Closing Documents”), each Maverick’s Closing Document will constitute the legal, valid and binding obligation of Maverick, enforceable against Maverick in accordance with its respective terms.  The execution of this Agreement and the consummation of the transactions contemplated herein and therein do not constitute or result in a breach or default (or an event which with notice or lapse of time or both could become a default) under or result in any violation of (a) Maverick’s certificate of incorporation or by-laws, (b) any order, judgment, decree, license, permit, statute, law, rule or regulation to which Maverick is subject, or (c) any contract or agreement to which Maverick is a party or by which Maverick may be bound or subject.

5.04     No Litigation.  There are no suits, proceedings, governmental actions, judgments or executions of any kind or nature pending or, to Maverick’s knowledge, threatened against Maverick which could adversely affect the Closing or Maverick’s ability to perform its obligations under this Agreement or any Maverick Closing Document.

5.05     No Broker’s Fee.  Maverick has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fees or commission with respect to the transactions contemplated herein.

5.06     Knowledge.  As used in this Article V, the term “knowledge” or “to Maverick’s knowledge” shall mean the actual knowledge of the Maverick’s, officers and management personnel, after due and diligent inquiry.

VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller and Maverick to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants as follows (and acknowledges that the Seller and Maverick are relying upon such representations and warranties in entering into this Agreement):

6.01     Corporate Matters.  Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware and (b) has all necessary corporate powers to perform its obligations under this Agreement.

6.02     Authorization of Transaction.  All required corporate action has been taken by Buyer to authorize the execution of this Agreement and the consummation of the transaction contemplated herein.

6.03     Effect of Agreement.  This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.  Upon the execution and delivery by Buyer of this Agreement and each other agreement to be executed or delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), each Buyer’s Closing Document will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  The execution of this Agreement and the consummation of the transactions contemplated herein and therein do not constitute or result in a breach or default (or an event which with notice or lapse of time or both could become a default) under or result in any violation of (a) Buyer’s certificate of incorporation or by-laws, (b) any order, judgment, decree, license, permit, statute, law, rule or regulation to which Buyer is subject or (c) any contract or agreement to which Buyer is a party or by which Buyer may be bound or subject.

6.04     No Litigation.  There are no suits, proceedings, governmental actions, judgments or executions of any kind or nature pending or, to the best of Buyer’s knowledge, threatened against Buyer which could adversely affect the Closing or Buyer’s ability to perform its obligations under this Agreement or any Buyer Closing Document.

6.05     No Broker’s Fee.  Buyer has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fees or commission with respect to the transactions contemplated herein.

6.06     Knowledge.  As used in this Article VI, the term “knowledge” or “to Buyer’s knowledge” shall mean the actual knowledge of the Buyer’s, officers and management personnel, after due diligent inquiry.

VII.

REPRESENTATIONS AND WARRANTIES OF ATLAS

In order to induce Seller and Maverick to enter into this Agreement and to consummate the transactions contemplated hereby, Atlas represents and warrants as follows (and acknowledges that the Seller and Maverick are relying upon such representations and warranties in entering into this Agreement):

7.01     Corporate Matters.  Atlas (a) is a corporation duly organized, validly existing and in good standing under the laws of Ontario and (b) has all necessary corporate powers to perform its obligations under this Agreement.

7.02     Authorization of Transaction.  All required corporate action has been taken by Atlas to authorize the execution of this Agreement and the consummation of the transaction contemplated herein.

7.03     Effect of Agreement.  This Agreement constitutes a legal, valid and binding obligation of Atlas enforceable in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.  Upon the execution and delivery by Atlas of this Agreement and each other agreement to be executed or delivered by Atlas at the Closing (collectively, the “Atlas’ Closing Documents”), each Atlas’ Closing Document will constitute the legal, valid and binding obligation of Atlas, enforceable against Atlas in accordance with its respective terms.  The execution of this Agreement and the consummation of the transactions contemplated herein and therein do not constitute or result in a breach or default (or an event which with notice or lapse of time or both could become a default) under or result in any violation of (a) Atlas’ articles of incorporation or by-laws, (b) any order, judgment, decree, license, permit, statute, law, rule or regulation to which Atlas is subject or (c) any contract or agreement to which Atlas is a party or by which Atlas may be bound or subject.

7.04     No Litigation.  There are no suits, proceedings, governmental actions, judgments or executions of any kind or nature pending or, to the best of Atlas’ knowledge, threatened against Atlas which could adversely affect the Closing or Atlas’ ability to perform its obligations under this Agreement or any Atlas’ Closing Document.

7.05     No Broker’s Fee.  Atlas has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fees or commission with respect to the transactions contemplated herein.

7.06     Knowledge.  As used in this Article VII, the term “knowledge” or “to Atlas’ knowledge” shall mean the actual knowledge of the Atlas’, officers and management personnel, after due and diligent inquiry.

VIII.

COVENANTS OF THE SELLER

8.01     Actions Before Closing Date.  Seller shall use all commercially reasonable efforts to perform and satisfy all conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Seller under this Agreement by the Closing Date.

8.02     Access to Property and Information.  Seller shall give to Buyer, its representatives, auditors, advisors and attorneys, reasonable access, during normal business hours upon reasonable advance notice to Seller, to the tangible Purchased Assets, including the books, records, contracts and documents pertaining to the Business and Purchased Assets, including, but not limited to, the Customer Contracts and shall furnish to Buyer such information with respect to the Business and Purchased Assets as Buyer may reasonably request from time to time.  Buyer shall conduct such activities so as not to unreasonably interfere with Seller’s normal business operations, and Seller shall have the right to have an employee or representative present during all such activities conducted at the Business or with any Business Employee.  Buyer shall be fully and solely responsible and indemnify Seller, for all costs, expenses and any other liabilities associated with Buyer’s investigation of the Purchased Assets.

8.03     Ordinary Course of Business; Performance of Obligations.  The Business and Purchased Assets will be operated, used, maintained and employed by Seller in the ordinary course of business on a basis consistent with its policies and practices and in material compliance with all applicable laws and Seller shall continue to maintain its books, accounts and records with respect to the Business and Purchased Assets in a reasonable manner and consistent with its past practices with such obligation ending as of the Closing Date.

8.04     Specific Transactions.  Seller shall, unless otherwise consented to by Buyer, which consent shall not be unreasonably withheld:

(a)        refrain from making any material change in any of its existing contracts or commitments pertaining to the Business, except as such changes occur in the ordinary course of business;

(b)        except as otherwise directed by Buyer in writing and without making any commitment on Buyer’s behalf, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, employees, agents and others having business relationships with the Business with such obligation ending as of the Closing Date;

(c)        refrain from subjecting any of the Purchased Assets, to any lien, encumbrance, security interest or other claim of any kind other than encumbrances described in Schedule 4.06;

(d)        refrain from selling, assigning, transferring or otherwise disposing of any of the Purchased Assets, except for sales of inventory in the ordinary course of business;

(e)        refrain from modifying, amending, altering or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Customer Contracts, or entering into any arrangement related to the Customer Contracts or parties thereunder which is outside of the ordinary course of business with such obligation ending as of the Closing Date; and

(f)        materially comply with all Legal Requirements and contractual obligations applicable to the operations of the Business with such obligation ending as of the Closing Date.

8.05     Insurance.  Seller shall maintain or cause to be, in full force and effect all insurance polices now in force with respect to the Business and the Purchased Assets (including comprehensive general liability, comprehensive general casualty and extended coverage, business interruption, machinery, fire and lightning, marine, endowment, life and worker’s compensation (“Insurance Policies”) until the Closing Date (other than renewals of the Insurance Policies in the ordinary course, with such changes in carriers, deductibles and coverage limits that would not be material).

8.06     Consents.  Seller will use reasonable commercial efforts to obtain all Transaction Consents and all Customer Contract Consents.  Seller may, without further notice to or consent of Buyer, notify such third parties as Seller reasonably deems necessary or appropriate of the existence of this Agreement and the possibility of the closing of the transactions contemplated hereby in connection with Seller’s efforts to obtain any Transaction Consents and Customer Contract Consents required of Seller under this Agreement.

8.07     Restrictive Covenants.  Both Buyer’s and Seller’s representations, covenants, warranties, limitations and all other terms of the Noncompetition Agreement and the Conversion Agreement that are consistent with this Agreement are herein incorporated into this Agreement.

8.08     Employment of Business Employees.

(a)        Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges that Buyer will not be obligated to employ any particular Business Employee, and if Buyer does employ any Business Employees it will not be obligated to employ any such Business Employee for any particular period or on any particular terms or conditions of employment. Buyer shall give Hired Employees (as defined below) credit for purposes of vesting and eligibility only under the benefit plans provided to the Hired Employees by Buyer (the “Buyer Plans”) for all continuous employment with Seller (provided specifically however, that this will not extend to credit for benefit accrual under any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA).  Further, Buyer shall give such Hired Employee credit under the Buyer Plans in the calendar year of the Closing for any amounts expended by such Hired Employee (or his or her dependents) towards deductibles under Seller’s Benefit Plans.

(b)        Seller will be solely responsible for any and all claims and obligations, if any, for wages, commissions, salary, insurance, wage continuation, compliance with the extension of coverage under COBRA, severance pay, termination pay and other benefits (including accrued and unearned vacation, holiday, sick pay and unemployment and other benefits, if any) arising or accruing or claimed to arise or accrued under the Employee Plans or otherwise, during Seller’s employment of such individual Business Employee, with respect to such individual Business Employee or such individual’s spouse, dependants and beneficiaries.  Without limiting the foregoing, Buyer will have no responsibility for any compensation, commission, pension, employee benefits or termination or severance obligation for a Business Employee who fails to accept an offer of Buyer’s offer of employment, who fails to commence employment with Buyer or who is not offered employment by the Buyer (“Non-Hired Employee”).  Buyer will only be responsible for employment-related liabilities related to Business Employees who accept an offer of employment and commence employment with Buyer (“Hired Employees”) which accrue on and after the date of the Hired Employee’s commencement of employment with Buyer (“Employment Date”) and any liabilities arising as a result of any of Buyer’s activities in connection with the evaluation and hiring process whether before or after the Closing Date, that violate or are alleged to violate any applicable laws.  Seller will pay all withholding tax and similar obligations in each case with respect to each Hired Employee for all periods ending prior to such Hired Employee’s Employment Date or the termination of Seller’s employment of such Hired Employee, whichever is earlier and all Non-Hired Employees.  All liabilities of Seller under this Section 8.09(b) will constitute Excluded Liabilities.  As used in this Agreement, “Employee Plans” means any employee benefit plans, including any pension, profit sharing, termination/severance policy, retirement or thrift plan, or any other compensation, welfare, fringe benefit or retirement plan, program, stock purchase or stock option plan, for current or former employees or agents of Seller primarily employed in the Business or their beneficiaries or dependents.  Buyer shall not be liable for any withdrawal liability under any existing multi-employer plan (as defined by ERISA), arising from the purchase and sale of the Purchased Assets and the Business.

(c)        Following the Employment Date of a Hired Employee, Seller will transfer to Buyer, as soon as reasonably practical upon Buyer’s request, copies of employment records relating to such Hired Employee, subject to any confidentiality obligations of Seller (as determined by Seller in a reasonable manner) with respect to such records imposed by applicable law or this Agreement.  Buyer will be fully responsible for providing or paying for any unemployment compensation or any other unemployment benefits payable to a Hired Employee whose employment is terminated by Buyer after the Hired Employee’s Employment Date.  At or prior to the Closing Date, Buyer will deliver to Seller a list of employees that Buyer does not intend to offer to hire as of the Closing Date.

8.10    Payments Held in Trust.

            Any payments received in error by the Seller following the Closing Date from a third party as payment under a Customer Contracts shall be received in trust by the Seller for and on behalf of the Buyer.  The Seller shall remit such payments to the Buyer bi-weekly during each calendar month following Closing and shall deliver to the Buyer a reconciliation statement regarding such payments on the last day of each month until all amounts owing under the Customer Contracts are fully reconciled as mutually agreed to by the Seller and the Buyer.

IX.

COVENANTS OF THE BUYER

9.01     Actions Before Closing Date.  Buyer shall use all commercially reasonable efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement by the Closing Date.

9.02     Consents.  Buyer will use reasonable commercial efforts to obtain all consents required of Buyer under this Agreement.  Buyer may, without further notice to or consent of Seller or Maverick, notify such third parties as Buyer reasonably deems necessary or appropriate of the existence of this Agreement and the possibility of the closing of the transactions contemplated hereby in connection with Buyer’s efforts to obtain any consents required of Buyer under this Agreement.

X.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the other transaction contemplated by this Agreement shall be subject to the fulfillment to Buyer’s reasonable satisfaction of each of the following conditions:

10.01   Representations and Warranties of Seller and Maverick.  The representations and warranties made by Seller and Maverick in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date.

10.02   Obligations of Seller and Maverick.  Seller and Maverick shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

10.03   No Violations of Orders.  No preliminary or permanent injunction or other order that declares this Agreement or any of the other documents contemplated by this transaction invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

10.04   Seller’s Deliverables and Maverick’s Deliverables.  Each of Seller and Maverick shall have caused the documents and instruments required by this Agreement to be delivered to Buyer, in each case in form and substance reasonably satisfactory to Buyer.

10.05   Permits and Consents.  Each of Seller and Maverick shall have secured all material appropriate orders, consents, approvals and clearances to be obtained by each of Seller and Maverick, in form and substance reasonably satisfactory to Buyer, by and from all third parties and all governmental or regulatory authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the sale of the Purchased Assets and the other transactions contemplated herein.

XI.

CONDITIONS PRECEDENT TO ATLAS’ OBLIGATIONS

The obligation of Atlas to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Atlas’ reasonable satisfaction of each of the following conditions:

11.01   Representations and Warranties of Seller and Maverick.  The representations and warranties made by Seller and Maverick in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date.

11.02   Obligations of Seller and Maverick.  Seller and Maverick shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

11.03   No Violations of Orders.  No preliminary or permanent injunction or other order that declares this Agreement or any of the other documents contemplated by this transaction invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

11.04   Seller’s Deliverables and Maverick’s Deliverables.  Each of Seller and Maverick shall have caused the documents and instruments required by this Agreement to be delivered to Atlas, in each case in form and substance reasonably satisfactory to Atlas.

11.05   Permits and Consents.  Each of Seller and Maverick shall have secured all material appropriate orders, consents, approvals and clearances to be obtained by each of Seller and Maverick, in form and substance reasonably satisfactory to Atlas, by and from all third parties and all governmental or regulatory authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the sale of the Purchased Assets and the other transactions contemplated herein.

XII.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of the Seller to consummate the sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be subject to Seller’s reasonable satisfaction of the following conditions:

12.01   Representations and Warranties of Buyer and Atlas.  The representations and warranties made by Buyer and Atlas in or pursuant to this Agreement shall have been true and correct in all material respects on and as of the Closing Date.

12.02   Obligations of Buyer and Atlas.  Each of Buyer and Atlas shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

12.03   No Violations of Orders.  No preliminary or permanent injunction or other order that declares this Agreement or any of the other documents contemplated by this transaction invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

12.04   Buyer’s Deliverables and Atlas’ Deliverables.  Each of Buyer and Atlas shall have caused the payments, documents and instruments required by this Agreement to be delivered to Seller in each case in form and substance reasonably satisfactory to Seller.

12.05   Permits and Consents.  Each of Buyer and Atlas shall have secured all appropriate orders, consents, approvals and clearances to be obtained by each of Buyer and Atlas, in form and substance reasonably satisfactory to Seller, by and from all third parties and all governmental or regulatory authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the sale of the Purchased Assets and the other transactions contemplated herein.

XIII.

CONDITIONS PRECEDENT TO MAVERICK’S OBLIGATIONS

The obligation of the Maverick to consummate the transactions contemplated by this Agreement shall be subject to Maverick’s reasonable satisfaction of the following conditions:

13.01   Representations and Warranties of Buyer and Atlas.  The representations and warranties made by Buyer and Atlas in or pursuant to this Agreement shall have been true and correct in all material respects on and as of the Closing Date.

13.02   Obligations of Buyer and Atlas.  Each of Buyer and Atlas shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

13.03   No Violations of Orders.  No preliminary or permanent injunction or other order that declares this Agreement or any of the other documents contemplated by this transaction invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

13.04   Buyer’s Deliverables and Atlas’ Deliverables.  Each of Buyer and Atlas shall have caused the payments, documents and instruments required by this Agreement to be delivered to Maverick in each case in form and substance reasonably satisfactory to Maverick.

13.05   Permits and Consents.  Each of Buyer and Atlas shall have secured all appropriate orders, consents, approvals and clearances to be obtained by each of Buyer and Atlas, in form and substance reasonably satisfactory to Seller, by and from all third parties and all governmental or regulatory authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the sale of the Purchased Assets and the other transactions contemplated herein.

XIV.

INDEMNIFICATION BY SELLER

14.01   Indemnifications and Hold Harmless.  Seller hereby covenants and agrees to indemnify and hold Buyer harmless against and in respect of:

(a)        any claims, demands, or causes of action of any kind or nature by any third party or governmental authority arising from Seller’s conduct of the Business or ownership or use of the Purchased Assets on or prior to the Closing Date;

(b)        the Excluded Liabilities;

(c)        anywithdrawal liability claim relating to the Business Employees or former employees of the Business, excluding Hired Employees;

(d)        any losses, damages or deficiencies resulting from any misrepresentation, breach of representation, warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement or from any misrepresentation in or material omission from any certificate or other instrument provided by Seller or Maverick to Buyer or Atlas pursuant to or in connection with this Agreement;

(e)        all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorneys’ fees, incidental to any of the foregoing; and

(f)        any tax liabilities under the Arkansas Code §26-52-207 arising out of the sale of the Purchased Assets or the Business to Atlas or Buyer.

The foregoing matters giving rise to Buyer’s right to indemnification hereunder are hereinafter referred to as “Buyer Claims.”

14.02   Reimbursement.  Seller agrees to reimburse Buyer, on demand, for any payment made by or loss or damage incurred by Buyer at any time after the Closing Date in respect of any Buyer Claim to which the foregoing indemnity relates; provided, however, that within a reasonable time after Buyer receives notice of such Buyer Claim and before Buyer makes any such payment, it must notify Seller of such Buyer Claim, but the omission to so notify Seller shall not release Seller from any liability which Seller has or may have to Buyer except to the extent Seller actually has been prejudiced by such failure to give notice.  In the event of such notice, Seller shall be entitled to participate in and to assume the defense of any action, with counsel reasonably satisfactory to Buyer, if Seller promptly notifies Buyer of its intention to do so, and keeps Buyer fully informed as to all matters relating to the defense and settlement of such action.  Seller shall in no case settle or compromise a Buyer Claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) if such settlement, compromise or judgment would adversely affect the rights of Buyer in any continuing manner.

14.03   Limitations of Liability.

(a)        Notwithstanding Sections 14.01 and 14.02, but subject to Section 14.03(d), Seller shall have no liability under this Article XIV to indemnify Buyer with respect to Section 14.01 or reimburse Buyer under Section 14.02 with respect to any Buyer Claims listed in Section 14.01 after the aggregate amount of all such Buyer’s Claims against Seller exceeds $6,000,000 (“Seller’s Threshold”).

(b)        Seller shall not be required to indemnify Buyer under Section 14.01 or reimburse Buyer under Section 14.02 with respect to Buyer Claims unless reasonable written notice of such Buyer Claims is given by Buyer to Seller and specifies in reasonable detail the nature and amount of the Buyer Claim and, if applicable, identifies the third party claimant.  Buyer shall promptly provide Seller with such additional information as Seller may reasonably request regarding any Buyer Claim.

(c)        Except as provided in Section 14.03(d), the remedies provided for in this Article X are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement.

(d)        The limitations set forth in this Section 14.03 shall not apply to any Buyer Claims arising or resulting from Seller’s fraud or intentional misrepresentation or any Excluded Liabilities or Seller’s failure to deliver title to the Purchased Assets as contemplated hereunder or any post-Closing adjustment set out in Section 2.02 or any tax liabilities under Section 14.01(f).

XV.

INDEMNIFICATION BY BUYER

15.01   Indemnification and Hold Harmless.  Buyer hereby covenants and agrees to indemnify and hold Seller harmless against and in respect of:

(a)        any claims, demands, or causes of action of any kind or nature by any third party or governmental authority arising from Buyer’s conduct of the Business or ownership or use of the Purchased Assets subsequent to the Closing;

(b)        the Assumed Liabilities;

(c)        any losses, damages, or deficiencies resulting from any misrepresentation, breach of representation, warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement or from any misrepresentation in or material omission from any certificate or other instrument provided by Buyer or Atlas to Seller or Maverick pursuant to or in connection with this Agreement; and

(d)        all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorneys’ fees, incident to any of the foregoing.

The foregoing matters giving rise to Seller’s right to indemnification hereunder are hereinafter referred to as “Seller Claims.”

15.02   Reimbursement.  Buyer shall reimburse Seller, on demand, for any payment made by or loss or damage incurred by Seller at any time after the Closing Date in respect of any Seller Claim to which the foregoing indemnity relates; provided, however, that within a reasonable time after Seller receives notice of such Seller Claim and before Seller makes any such payment, it must notify Buyer of the underlying claim or action, but the omission to so notify Buyer shall not release Buyer from any liability which it has or may have to Seller except to the extent Buyer actually has been prejudiced by such failure to give notice.  In the event of such notice, Buyer shall be entitled to participate in and to assume the defense of any action with counsel reasonably satisfactory to Seller if Buyer promptly notifies Seller of its intention to do so and keeps Seller fully informed as to all matters relating to the defense and settlement of such action.  Buyer shall in no case settle or compromise a Seller Claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) if such settlement, compromise or judgment would adversely affect the rights of Seller in any continuing manner.

15.03   Limitations of Liability.

(a)        Notwithstanding Sections 15.01 and 15.02, but subject to Section 15.03(d), Buyer shall have no liability under this Article XV to indemnify Seller with respect to Section 15.01 or reimburse Seller under Section 15.02 with respect to any Seller Claims listed in Section 15.01 after the aggregate amount of all such Seller Claims against Buyer exceeds $6,000,000 (“Buyer’s Threshold”).

(b)        Buyer shall not be required to indemnify Seller under Section 15.01 or reimburse Seller under Section 15.02 with respect to Seller Claims unless reasonable written notice of such Seller Claims is given by Seller to Buyer and specifies in reasonable detail the nature and amount of the Seller Claim and, if applicable, identifies the third party claimant.  Seller shall promptly provide Buyer with such additional information as Buyer may reasonably request regarding any Seller Claim.

(c)        Except as provided in Section 15.03(d), the remedies provided for in this Article XI are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement.

(d)        The limitations set forth in this Section 15.03 shall not apply to any Seller Claims arising or resulting from Buyer’s fraud or intentional misrepresentation, any Assumed Liability or Buyer’s failure to pay the Final Purchase Price as provided in Article II, or any post-Closing adjustment set out in Section 2.02.

XVI.

MISCELLANEOUS

16.01   Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts of laws provisions that would render the law of another jurisdiction applicable.  All disputes between the parties arising out of or related to this Agreement or related to its conclusion, violation, termination or nullity, shall be, except as set out below, to the exclusion of proceedings before courts of law, and shall be finally settled under the applicable arbitration rules of the American Arbitration Association, by three arbitrators appointed pursuant to the applicable arbitration rules.  Arbitration shall be the sole and exclusive remedy with respect to any such dispute or alleged breach between the parties (but excluding any proceeding in respect of a third party claim against any party related to the transactions contemplated under this Agreement).  These proceedings shall be private an confidential; provided, however, that Maverick, as a public company, may make such disclosures, filings and/or notifications (whether publicly or otherwise) as may be required by, or deemed appropriate in accordance with applicable laws, regulation or New York Stock Exchange listing standards.  The finding of the arbitration panel shall be final and binding on both parties.  The arbitration shall take place in St. Louis County, State of Missouri, United States of America.  All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrators’ fees) shall be borne by the losing party, but each side shall pay its own attorney’s fees.  Any judgment upon any arbitration award may be entered in any court having jurisdiction thereof.

16.02   Cooperation.  The parties hereto will fully cooperate with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.  Seller and Buyer will use their reasonable best efforts to cause the conditions to Seller’s and Buyer’s obligation to close to be fulfilled on or prior to the Closing Date.

16.03   Taxes and Other Expenses.  Transfer, sales, use, bulk conveyance, customs, duties or other similar taxes arising out of the sale of the Purchased Assets from Seller to Buyer resulting from the Closing or the sale of the Purchased Assets by Buyer to any party after Closing shall be paid by Buyer.

16.04   Assignment.  Neither this Agreement nor any right hereunder may be assigned by the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and their assigns.

16.05   Entire Agreement.  The Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference.  This Agreement, including such Exhibits and Schedules, together with the Noncompetition Agreement and the Conversion Agreement, constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

16.06   Survival.  The representation, warranties and covenants set forth in this Agreement as well as any obligation provided by this Agreement to be performedshall survive Closing.

16.07   Notices.  Any notice or communication required or permitted hereunder must be in writing and sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) registered or certified mail, postage prepaid, or (d) facsimile (provided that the facsimile is confirmed by mail in the manner previously described), addressed as follows:

IF TO BUYER:

Mr. Barry Zekelman

Atlas Tube Inc.

200 Clark Street

P.O. Box 970

Harrow, Ontario, Canada N0R 1G0

Telephone: 519/738-5011

Facsimile: 519/738-5003

IF TO SELLER:

Mr. James Cowan

Ms. Joyce Schuldt

Maverick Tube Corporation

16401 Swingley Ridge Road

Chesterfield, Missouri, USA 63017

Telephone: 636/733-1600

Facsimile: 636/733-1670

            Any such notice or communication will be deemed to have been given either at the time of personal delivery or, in the case of delivery by service or mail, as of the date of delivery at the address and in the manner provided herein, or, in the case of telecopy on receipt.

16.08   Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

16.09   Jury Trial Waived.  Each party hereby waives trial by jury in any judicial proceeding involving, directly or indirectly any matter in any way arising out of, related to, or connected with this Agreement whether based in contract, tort or otherwise.

16.10   Waivers.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any such party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.11   Time.  Time is and shall be of the essence of this Agreement.

16.13   Execution of Counterparts.  This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall constitute one and the same document.  Signatures delivered by telecopy or other facsimile transmission will be effective as delivery of the originals.

16.14   Amendments.  Any and all amendments and modifications of this Agreement must be in a writing signed by all parties hereto.

16.15   Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

16.16   Public Announcements.  No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other party, unless a press release or public announcement is required by law as determined in the disclosing party’s sole discretion.  If such announcement is required by law as determined in the disclosing party’s sole discretion, the disclosing party may in its sole discretion give the nondisclosing party an opportunity to comment on the proposed disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first above written.

ATLAS TUBE INC.

By:	/s/ Barry Zeckelman
Name:	Barry Zeckelman
Title:	Chairman of the Board

ATLAS TUBE (USA) INC.

By:	/s/ Barry Zeckelman
Name:	Barry Zeckelman
Title:	Chief Executive Officer

MAVERICK TUBE, L.P.

By:	Maverick GP, LLC
its general partner

	By:	/s/ Joyce M. Schuldt
	Name:	Joyce M. Schuldt
	Title:	Senior Vice President - Finance, Chief Financial Officer and Secretary

MAVERICK TUBE CORPORATION

By:	/s/ Joyce M. Schuldt
Name:	Joyce M. Schuldt
Title:	Senior Vice President - Finance, Chief Financial Officer and Secretary